Exhibit 99.1

Blueprint Medicines Appoints Lynn Seely, M.D. to Board of Directors

CAMBRIDGE, Mass., April 15, 2016 /PRNewswire/ – Blueprint Medicines Corporation (NASDAQ: BPMC), a leader in discovering and developing highly selective kinase medicines for patients with genomically defined diseases, today announced the appointment of Lynn Seely, M.D. to its board of directors. Dr. Seely brings more than 20 years of cross-functional expertise within the healthcare industry, including experience in clinical and product development, business development and regulatory affairs.

 “We are excited to have Lynn join our board of directors,” said Jeff Albers, Chief Executive Officer of Blueprint Medicines. “Lynn has extensive experience building a leading biopharmaceutical company, growing a late-stage pipeline through both internal research and business development and coordinating a highly successful oncology product launch. Lynn’s breadth of leadership and scientific experience will be very valuable as we continue to advance our pipeline of novel therapeutics.”

Dr. Seely served as the chief medical officer of Medivation, Inc., a biopharmaceutical company focused on the development of innovative therapies to treat serious diseases from March 2005 until her retirement in October 2015. In this role, Dr. Seely led the development of XTANDI, also known as enzalutamide, from the first-in-human clinical trial through global approvals, and actively participated in multiple drug development collaborations, including collaborations with Pfizer Inc. and Astellas Pharma US, Inc. for Phase 3 drug candidates, as well as the acquisition of talazoparib from BioMarin Pharmaceutical Inc.  Prior to joining Medivation, Dr. Seely served as vice president of clinical development at Anesiva, Inc., formerly Corgentech Inc, where she participated in a collaboration with Bristol-Myers Squibb for a Phase 3 drug candidate. Dr. Seely previously served as vice president of clinical development for Cytyc Health Corporation, a subsidiary of Cytyc Corporation, and as vice president of clinical development at ProDuct Health, Inc., prior to its acquisition by Cytyc.  Dr. Seely began her career as an associate director of clinical development at Chiron Corporation. Dr. Seely holds a B.A. in Journalism from the University of Oklahoma and an M.D. from the University of Oklahoma College of Medicine. She completed her residency and served as chief resident in internal medicine at Yale-New Haven Hospital, and she completed her fellowship in endocrinology and metabolism at the University of California, San Diego.

“I have great respect for the expertise and vision of Blueprint Medicines’ board and management team, as well as the company’s proven ability to rapidly identify and advance potent and selective kinase inhibitors into clinical trials,” said Dr. Seely. “I am very pleased to join Blueprint Medicines’ board of directors, and I look forward to working with its board and management team as Blueprint Medicines continues to make significant progress toward building a leading biopharmaceutical company.”

About Blueprint Medicines

Blueprint Medicines is developing a new generation of highly selective and potent kinase medicines to improve the lives of patients with genomically defined diseases. The Company's approach is rooted in a deep understanding of the genetic blueprint of cancer and other diseases driven by the abnormal activation of kinases. Blueprint Medicines is advancing three programs in clinical development for subsets of patients with gastrointestinal stromal tumors, hepatocellular carcinoma and systemic mastocytosis, as well as multiple programs in research and preclinical development. For more information, please visit www.blueprintmedicines.com.

Investor Relations:

Kristin Williams

Blueprint Medicines Corporation

617-714-6674

kwilliams@blueprintmedicines.com

Media Relations:

Dan Quinn

Ten Bridge Communications, Inc.

781-475-7974

dan@tenbridgecommunications.com